EXHIBIT 10.1

REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of February 18, 2003

among

MAPICS, INC.,

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO,

KEY CORPORATE CAPITAL INC.

as Documentation Agent,

FIFTH THIRD BANK,

as Syndication Agent

and

SUNTRUST BANK

as Administrative Agent

=============================================================================

SUNTRUST CAPITAL MARKETS, INC.,

as Lead Arranger and Book Manager

Schedules

Schedule I	—	Applicable Margin and Applicable Percentage
Schedule 4.5	—	Environmental Matters
Schedule 4.14	—	Subsidiaries
Schedule 4.18	—	Real Estate Locations
Schedule 7.1	—	Outstanding Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments

Exhibits

Exhibit A	—	Form of Revolving Credit Note
Exhibit B	—	Form of Term A Note
Exhibit C	—	Form of Swingline Note
Exhibit D	—	Form of Assignment and Acceptance
Exhibit E	—	Form of Subsidiary Guarantee Agreement
Exhibit F	—	Form of Indemnity, Subrogation and Contribution Agreement
Exhibit G	—	Form of Borrowing Base Certificate

Exhibit 2.3	—	Form of Notice of Revolving Borrowing
Exhibit 2.5	—	Form of Notice of Swingline Borrowing
Exhibit 2.8	—	Form of Continuation/Conversion
Exhibit 3.1(b)(viii)	—	Form of Secretary’s Certificate
Exhibit 3.1(b)(xi)	—	Form of Officer’s Certificate

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of February 18, 2003, by and among MAPICS, INC., a Georgia corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders (a) establish a $15,000,000 revolving credit facility in favor of the Borrower and (b) make tranche A term loans in an aggregate principal amount equal to $15,000,000 to the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender (to the extent of their respective Commitments as defined herein) are willing severally to establish the requested revolving credit facility in favor of, and severally to make the requested term loans to, the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.   Definitions.    In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Account Debtor” shall mean any Person who is obligated under an Account.

“Accounts” shall mean, for any Person, all “accounts” (as defined in the UCC), now or hereafter owned or acquired by such Person or in which such Person now or hereafter has or acquires any rights and, in any event, shall mean and include, without limitation, (a) all accounts receivable, contract rights, book debts, notes, drafts and other obligations or indebtedness owing to such Person arising from the sale or lease of goods or other property by it or the performance of services by it (including, without limitation, any such obligation which might be characterized as an account or general intangible under the Uniform Commercial Code in effect in any jurisdiction), (b) all of such Person’s rights in, to and under all purchase and sales orders for goods, services or other property, and all of such Person’s rights to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid sellers’ rights of rescission, replevin, reclamation and rights to stoppage in transit), (c) all monies due to or to become due to such Person under all contracts for the sale, lease or exchange of goods or other property or the performance of services by it (whether or not yet earned by performance on the part of such Person), and (d) all collateral security and guarantees of any kind given to such Person with respect to any of the foregoing.

“Acquisition” shall mean the acquisition by Acquisition Sub of all of the outstanding Capital Stock of Frontstep pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean that certain Agreement and Plan of Merger dated as of November 24, 2002, by and among the Borrower, Acquisition Sub and Frontstep, as amended on or prior to the date hereof.

“Acquisition Documents” shall mean, collectively, the Acquisition Agreement and all other documents, instruments, agreements, notes, guaranties, opinions and certificates executed in connection therewith.

“Acquisition Sub” shall mean FP Acquisition Sub, Inc., a Georgia corporation.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $15,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to all Loans outstanding on any date, a percentage per annum determined by reference to the applicable Leverage Ratio from time to time in effect as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level III as set forth on Schedule I until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2003 are delivered (or required to be delivered if no such financial statements and Compliance Certificate are delivered) shall be at Level II as set forth on Schedule I.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit D attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) (A) the Federal Funds Rate, as in effect from time to time, plus (B) one-half of one percent (0.50%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Blocked Account” shall mean have the meaning given to such term in Section 5.11.

“Blocked Account Agreement” shall mean an agreement between the Administrative Agent and a deposit account bank with respect to a deposit or disbursement bank account in the name of any Loan Party, whereby, among other things, the deposit account bank disclaims or subordinates in a manner acceptable to the Administrative Agent any security interest in the applicable deposit or disbursement bank account, acknowledges the Lien of the

Administrative Agent, on behalf of itself and Lenders, on such account, and agrees to follow the instructions or entitlement orders of the Administrative Agent without further consent by the affected Loan Party.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Borrowing Base” shall mean, at any time, (a) 80% of Eligible Accounts, minus (b) reserves for (i) losses, expenses and liabilities as the Administrative Agent shall determine are necessary or advisable under the circumstances from time to time in the exercise of its reasonable credit judgment, upon written notice thereof to the Borrower and (ii) at any time that an Event of Default has occurred and is continuing, a reserve for three months rent for the property it leases in Atlanta, Georgia, unless a landlord waiver has been executed and delivered to the Administrative Agent by the landlord for such property, all in form and substance satisfactory to the Administrative Agent.

“Borrowing Base Certificate” shall mean a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit G, or other form acceptable to the Administrative Agent.

“Borrowing Limit” shall mean, at any time, the lesser of (i) the Aggregate Revolving Commitment Amount at such time and (ii) the Borrowing Base as reported in the Borrowing Base Certificate most recently delivered to the Lenders pursuant to Section 5.1(f).

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Expenditures” shall mean for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period; provided, that Capital Expenditures shall exclude that portion of the cost of software development required to be capitalized pursuant to FASB Statement No. 86 for such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” of any Person shall mean any capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of such Person, whether common or preferred.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting Capital Stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.19(b), by such Lender’s or the Issuing Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Chattel Paper” shall mean any “chattel paper,” including “electronic chattel paper”, (as such terms are defined in the UCC) now owned or hereafter acquired by any Loan Party, wherever located.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term A Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term A Loan Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is the subject of a Lien granted pursuant to a Loan Document to the Administrative Agent for the benefit of the Lenders to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term A Loan Commitment or any combination thereof (as the context shall permit or require).

“Compliance Certificate” shall mean a certificate from the principal executive officer and the principal financial officer of the Borrower in the form of the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Adjusted EBITDA” shall mean, with respect to any period, an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Consolidated Net Income and without duplication (i) amortization and depreciation for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Interest Expense during such period, plus (iv) non-cash losses and expenses (or minus non-cash gains) on any asset sale outside the ordinary course of business for such period, plus (or minus) (v) the non-cash effect of accounting changes for such period, plus (vi) non-cash losses and expenses (or minus non-cash gains) arising from any non-cash one time write-up or write-down in the book value of any assets for such period, but only to the extent such write-up or write-down would otherwise have been treated as amortization and/or depreciation of such asset on the profit and loss statement of the Borrower, all as determined in accordance with GAAP, including, without limitation, any non-cash write downs or amortization of goodwill recorded in connection with the final installment on the acquisition of Mapics University, minus (c) that portion of the cost of software development required to be capitalized pursuant to FASB Statement No. 86 for such period, plus (d) non-recurring, non-cash charges and one-time administrative expenses plus (e) one-time cash charges recorded no later than September 30, 2003 in connection with the restructuring of Frontstep after the Acquisition, provided that the aggregate amount of such charge (including such charges incurred in previous Fiscal Quarters) does not exceed $7,000,000.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period (excluding amortized debt issuance costs), (ii) scheduled principal payments made on Consolidated Total Debt during such period, and (iii) Restricted Payments paid during such period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Obligations during such period (whether or not actually paid or received during such period).

“Consolidated Net Funded Debt” shall mean, as of any date, (i) Consolidated Total Debt, excluding Indebtedness of the types described in clauses (vi) and (vii) of the definition of Indebtedness, less (ii) all cash and Permitted Investments of the Borrower and its Subsidiaries as determined in accordance with GAAP to the extent maintained in domestic accounts with the Administrative Agent, any Lender or any of their Affiliates over which the Administrative Agent has a first priority perfected security interest.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, excluding Indebtedness of the type described in subsection (xi) of the definition thereto, but including, without limitation, all Loans and Letters of Credit.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control Agreement” shall mean an agreement between the Administrative Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Loan Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Loan Party, or (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Loan Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of the Administrative Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of the Administrative Agent without further consent by the affected Loan Party.

“Copyright” shall have the meaning assigned to such term in the Security Agreement.

“Copyright Security Agreements” shall mean, collectively, the Copyright Security Agreements executed by the Loan Parties owning Copyrights or licenses of Copyrights in favor of the Administrative Agent, on behalf of itself and Lenders.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.14(c).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof, executed by the Borrower and each Subsidiary Loan Party that owns any Capital Stock of a Domestic Subsidiary, in favor of the Administrative Agent for the benefit of the Lenders, pursuant to which such Loan Parties shall pledge all of the Capital Stock of the Domestic Subsidiaries.

“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.

“Eligible Accounts” shall mean all Accounts of the Loan Parties other than any Account:

(a)  that does not arise from the sale of goods or the performance of services by the Loan Parties in the ordinary course of its business;

(b)  upon which (i) the right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, (ii) the Loan Parties are not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to completion of further performance by the Loan Parties under such contract or is subject to the equitable lien of a surety bond issuer;

(c)  which is subject to any defense, right of setoff or counterclaim actually asserted by the Account Debtor, but only to the extent of such indebtedness, defense, setoff or counterclaim;

(d)  (i) that is not a bona fide, valid and enforceable obligation of the Account Debtor, or (ii) with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason or (iii) that is subject to any dispute actually asserted by the Account Debtor;

(e)  that arises from a sale to any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer or director with any Loan Party;

(f)  that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any department, agency or instrumentality thereof unless the Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, with respect to such obligation to the satisfaction of the Administrative Agent;

(g)  to the extent Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(h)  with respect to which an invoice, reasonably acceptable to the Administrative Agent, has not been sent to the applicable Account Debtor;

(i)  that is not owned solely by the Loan Parties or that is subject to any right, claim, interest or lien of another Person, other than a Lien in favor of the Administrative Agent;

(j)  that arises with respect to goods which are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional;

(k)  that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i)  the Account is not paid within (x) one hundred and twenty (120) days following the original invoice date thereof for Accounts other than Extended Term Accounts and (y) ninety (90) days following the due date thereof for Extended Term Accounts;

(ii)  the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)  a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(l)  that arises from any bill-and-hold arrangement or other arrangement for the sale of goods which remain in the possession or control of the Borrower or any of its Subsidiaries;

(m)  as to which the Administrative Agent does not have a first-priority perfected security interest;

(n)  that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this definition;

(o)  to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(p)  Accounts which, together with the other Accounts of a single Account Debtor or its Affiliates owed to the Loan Parties, constitute more than 7% of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(q)  to the extent that such Account exceeds any credit limit established by the Administrative Agent in its reasonable credit judgment;

(r)  with respect to which any of the representations, warranties, covenants, and agreements contained in the Loan Documents are not true and correct;

(s)  that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to the Administrative Agent, satisfactory to the Administrative Agent as to form, amount and issuer;

(t)  that represent renewal maintenance accounts receivable billed in advance of the renewal date until such renewal date occurs;

(u)  that represents interest payments or service charges owing to the Borrower or any of its Subsidiaries.

Notwithstanding anything contained herein to the contrary, the Administrative Agent shall have the right from time to time to adjust the foregoing eligibility standards in the exercise of its reasonable credit judgment, upon written notice thereof to the Borrower.

“Eligible Assignee” shall mean (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent, the Issuing Bank, and unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excess Availability” shall mean, at any time, (a) the Borrowing Base at such time minus (b) (i) the Revolving Credit Exposure at such time, minus (ii) all cash and Permitted Investments of the Borrower and its Subsidiaries as determined in accordance with GAAP in excess of $15,000,000, to the extent such excess cash and Permitted Investments are maintained in domestic accounts with the Administrative Agent, any Lender or any of their Affiliates over which the Administrative Agent has a first priority perfected security interest, minus (c) the amount by which (i) the aggregate amount of trade payables of Frontstep and its Subsidiaries that are past due by more than 120 days exceeds (ii) $6,500,000.

“Excess Cash Flow” shall mean, for any Fiscal Year, (A) Consolidated Adjusted EBITDA minus (B) the sum of (i) Consolidated Interest Expense paid in cash during such Fiscal Year, (ii) scheduled principal payments on Consolidated Total Debt (including voluntary and mandatory prepayments of Consolidated Total Debt), (iii) income tax expense paid in cash during such Fiscal Year and (iv) Capital Expenditures paid in cash during such Fiscal Year to the extent permitted hereunder, minus (C) non-cash gains (or plus non-cash losses), to the extent such gains were not subtracted, or such losses were not added back, in the calculation of Consolidated Adjusted EBITDA, in each case measured for such Fiscal Year for the Borrower and its Subsidiaries on a consolidated basis. Notwithstanding the foregoing, for purposes of computing Excess Cash Flow for Fiscal Year 2003, the first Fiscal Quarter of Fiscal Year 2003 shall be excluded.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (iii) in the case of a Foreign Lender, any withholding tax that (x) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (y) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (z) is attributable to such Foreign Lender’s failure to comply with Section2.21(e).

“Existing Lenders” shall mean Foothill Capital Corporation and SunTrust Bank.

“Existing Lender Obligations” shall mean all Indebtedness and related obligations and liabilities owed by any Loan Party to the Existing Lenders (but excluding any obligations related to the Foothill Warrant).

“Existing Noteholders” shall mean Mitsui & Co. Ltd, Mitsui & Co. Asia Investment Ltd, MVC Corporation, MSDW Venture Partners IV, L.P., MSDW Venture Investors IV, L.P., MSDW Venture Offshore Investors IV, L.P., Fallen Angel Equity Fund, L.P., Lawrence Fox, and James Rutherford.

“Existing Noteholder Obligations” shall mean all Indebtedness and related obligations and liabilities owed by any Loan Party to Existing Noteholders.

“Extended Term Accounts” shall mean Accounts that arise from a contract for which an invoice is sent at the beginning of the contract (or the beginning of any renewal of such contract), but payments are due on a quarterly or other periodic basis over the life of such contract. For purposes of calculating the Borrowing Base, no Extended Term Account shall be deemed to have been created with respect to particular payment installment until thirty days prior to the due date for such installment.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of January 21, 2003, executed by SunTrust Capital Markets, Inc. and SunTrust Bank and accepted by Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) (i) Consolidated Adjusted EBITDA minus (ii) the actual amount paid in cash by the Borrower and its Subsidiaries on account of Capital Expenditures and income tax expense to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date. Notwithstanding the foregoing, for the purpose of calculating the Fixed Charge Coverage Ratio for the Fiscal Quarter ending June 30, 2003, (i) Consolidated Adjusted EBITDA, (ii) Capital Expenditures, (iii) income tax expense and (iv) Consolidated Fixed Charges (collectively, the “Fixed Charge Factors”) shall be determined based on the Fixed Charge Factors for the three Fiscal Quarters ending on June 30, 2003.

“Foothill Warrant” shall mean that certain Warrant, dated as of the date hereof, executed by the Borrower to Foothill Capital Corporation, a California corporation.

“Foreign Lender”shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“Frontstep” shall mean Frontstep, Inc., an Ohio corporation.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” shall mean, for any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions, including without limitation any promissory notes issued to pay the Net Mark-to-Market Exposure of any Hedging Agreement that is terminated.

“Hedging Transaction” shall mean, for any Person, any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that such Person is not liable therefore. Notwithstanding the foregoing, trade payables of Frontstep and its Subsidiaries that are past due for more than 120 days will not be deemed Indebtedness during the first six months immediately following the Closing Date to the extent that the aggregate amount of such trade payables does not exceed $4,000,000.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnity and Contribution Agreement” shall mean the Indemnity, Subrogation and Contribution Agreement, dated as of the date hereof and substantially in the form of Exhibit F, among the Borrower, the Subsidiary Loan Parties and the Administrative Agent.

“Indemnity and Contribution Agreement Supplement” shall mean each supplement substantially in the form of Annex I to the Indemnity and Contribution Agreement executed and delivered by a Subsidiary of the Borrower pursuant to Section 5.12.

“Instruments” shall mean all “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(i)  the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)  if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)  any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv)  each principal installment of the Term A Loans shall have an Interest Period ending no later than the payment date related thereto and the remaining principal balance (if any) of the Term A Loans shall have an Interest Period determined as set forth above; and

(v)  no Interest Period may extend beyond the Revolving Commitment Termination Date or the Maturity Date.

“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.23.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit, in an aggregate face amount not to exceed $3,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.23 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Net Funded Debt as of such date to (b) Consolidated Adjusted EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date. Notwithstanding the foregoing, for the purpose of calculating the Leverage Ratio for the Fiscal Quarter ending on June 30, 2003, Consolidated Adjusted EBITDA shall be equal to (i) Consolidated Adjusted EBITDA for the three Fiscal Quarters ending on June 30, 2003, multiplied by (b) 1.33.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Subsidiary Guaranty Agreement, the Indemnity and Contribution Agreement, the Security Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, all Borrowing Base Certificates and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term A Loans in the aggregate or any of them, as the context shall require.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective material obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Foreign Subsidiary” shall mean any Foreign Subsidiary that has a net worth of at least $500,000.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of any one or all of the Loan Parties and their Subsidiaries, individually or in an aggregate principal amount exceeding $1,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean, with respect to the Term A Loans, the earlier of (i) December 31, 2005 or (ii) the date on which the principal amount of all outstanding Term A

Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Material Subsidiary” shall mean at any time any direct or indirect Subsidiary of the Borrower (other than a Subsidiary Loan Party) having a net worth of less than $500,000.

“Notes” shall mean, collectively, the Revolving Credit Notes, the Swingline Note and the Term A Notes.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.8(b) hereof.

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing”shall have the meaning as set forth in Section 2.5.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owed to the Administrative Agent, any Lender or any of their Affiliates relating to the Hedging Transaction required pursuant to Section 5.10 hereof, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person. Notwithstanding the foregoing, Off-Balance Sheet Liabilities does not include operating leases, other than Synthetic Leases.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Security Agreement.

“Patent Security Agreements” shall mean, collectively, any Patent Security Agreements executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent, on behalf of itself and Lenders.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.

“Permitted Encumbrances” shall mean:

(i)  Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)  judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

(vi)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(i)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)  commercial paper issued by a corporation organized under the laws of any state of the United States or the District of Columbia having the highest rating, at the time of acquisition thereof, of at least two of S&P, Moody’s or Fitch Investors Service, Inc. (“Fitch”);

(iii)  demand deposits, certificates of deposit, bankers’ acceptances and time deposits of United States banks or banks organized under the laws of any country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, having in each case total capital and surplus in excess of $1,000,000,000;

(iv)  corporate notes and corporate bonds, taxable and/or tax-exempt municipal notes/bonds and taxable and/or tax-exempt municipal auction rate securities with reset mechanisms, each maturing within one year of the date of acquisition thereof and having the highest rating, at the time of acquisition thereof, of at least two of S & P, Moody’s or Fitch;

(v)  Investments in money-market mutual funds consisting entirely of (i)  United States treasury or agency funds, (ii)  money-market funds which are open-end investment companies registered under the Investment Company Act of 1940, as amended, and (iii)  other money-market mutual funds acceptable to the Lender; and

(vi)  any security, instrument or other type of investment made by or through Trusco Capital Management, Inc. or any other money manager, on behalf of the Borrower; and

(vii)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” shall mean, collectively, the Domestic Pledge Agreement and all other pledge agreements, share charges and similar instruments executed by a Loan Party in connection herewith on the date hereof or after the Closing Date, including without limitation those agreements delivered after the Closing Date pursuant to Section 5.14.

“Pro Forma Balance Sheet” shall mean the unaudited consolidated balance sheet of the Borrower and its Subsidiaries after giving proforma effect to the Related Transactions consistent with the financial statements contained in the registration statement recently filed by the Borrower in January 2003 on Form S-4.

“Pro Rata Share” shall mean (i)  with respect to any Revolving Commitment of any Lender at any time, as well as with respect to a Lender’s portion of any Revolving Loans, Revolving Borrowings, Letters of Credit, the Borrowing Base and payments related to the foregoing under the Revolving Commitments, a percentage, the numerator of which shall be such Lender’s Revolving Commitment (or if the Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of all Revolving Commitments of all Lenders (or if the Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (ii)  with respect to the Term A Loan Commitment, Term A Loan and payments related to the foregoing of any Lender at any time, the numerator of which shall be the sum of such Lender’s Term A Loan and the denominator of which shall be the sum of the Term A Loans of all Lenders.

“Projections” shall mean the Borrower’s forecasted consolidated (a)  balance sheets; (b)  profit and loss statements; and (c)  cash flow statements; all prepared in accordance with GAAP consistently applied, together with appropriate supporting details.

“Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries.

“Real Estate Documents” shall mean collectively, all mortgages, deeds of trust, deeds to secure debt, assignments of rents and leases, environmental indemnity agreements, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Refinancing” shall mean the repayment in full by Borrower of the Existing Lender Obligations and the Existing Noteholder Obligations on the Closing Date.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Transactions” shall mean, collectively, the making of the initial Revolving Loans and the Term A Loan on the Closing Date, the Refinancing, the Acquisition, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” shall mean the Loan Documents, the Acquisition Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, two or more Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term A Loans at such time or if the Lenders have no Commitments outstanding, then two or more Lenders holding more than 50% of the Revolving Credit Exposure and Term A Loans.

“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the Revolving Commitments at such time, or if the Revolving Commitments have been terminated, then Lenders holding more than 50% of the Revolving Credit Exposure.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Annex I, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or deceased pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i)  December 31, 2005, (ii)  the date on which the Revolving Commitments are terminated pursuant to Section 2.9 and (iii)  the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, executed by the Borrower and each Domestic Subsidiary in favor of the

Administrative Agent for the benefit of the Lenders, and each other security agreement executed from time to time in connection herewith.

“Security Documents” shall mean, collectively, the Security Agreement, the Pledge Agreements, any Real Estate Documents, any Control Agreements, all Blocked Account Agreements, any Copyright Security Agreements, any Patent Security Agreements, any Trademark Security Agreements, the Perfection Certificate, and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture financing statements, stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i)  of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii)  that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit E, made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Annex I to the Subsidiary Guaranty Agreement executed and delivered by a Subsidiary of the Borrower pursuant to Section 5.12.

“Subsidiary Loan Party” shall mean any Subsidiary that guarantees the Obligations.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $2,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit C.

“Swingline Rate” shall mean for any Interest Period, the rate as offered by the Administrative Agent and accepted by the Borrower. The Borrower is under no obligation to accept this rate and the Administrative Agent is under no obligation to provide it.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i)  the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii)  the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i)  all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii)  all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term A Loan” shall have the meaning set forth in Section 2.6.

“Term A Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term A Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on the signature pages to this Agreement. The aggregate principal amount of all Lenders’ Term A Loan Commitments is $15,000,000.

“Term A Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Term A Loan Commitment, in substantially the form of Exhibit B.

“Trademark” shall have the meaning assigned to such term in the Security Agreement.

“Trademark Security Agreements” shall mean, collectively, the Trademark Security Agreements executed by the Loan Parties owning Trademarks or licenses of Trademarks in favor of the Administrative Agent, on behalf of itself and Lenders.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Georgia.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2.  Classifications of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Term A Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “ Revolving Eurodollar Borrowing”).

Section 1.3.  Accounting Terms and Determination.    Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of8 the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.4.  Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to be excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referred to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles,

Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.  General Description of Facilities.    Subject to and upon the terms and conditions herein set forth, (i)  the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii)  the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.23, (iii)  the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv)  each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect; and (v)  each Lender severally agrees to make a Term A Loan to the Borrower in a principal amount not exceeding such Lender’s Term A Loan Commitment on the Closing Date.

Section 2.2.  Revolving Loans.    Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a)  such Lender’s Revolving Credit Exposure exceeding the lesser of (i)  such Lender’s Revolving Commitment or (ii)  such Lender’s Pro Rata Share of the Borrowing Base, or (b)  the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Borrowing Limit. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3.  Procedure for Revolving Borrowings.    The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) (x)  prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y)  prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i)  the aggregate principal amount of such Borrowing, (ii)  the date of such Borrowing (which shall be a Business Day), (iii)  the Type of such Revolving Loan comprising such Borrowing and (iv)  in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar

Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $2,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.5(b) or Section 2.23(c) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4.  Swingline Commitment.    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

Section 2.5.  Procedure for Swingline Loans.    (a) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.5 attached hereto (“Notice of Swingline Borrowing”) prior to 10:00 a.m. on the requested date of each Swingline Loan. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Base Rate or any other interest rate as agreed between the Borrower and the Swingline Lender and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.

(b)  The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf) at any time that a Default or Event of Default has occurred and is continuing and otherwise promptly after notifying the Borrower thereof, give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.7, which will be used solely for the repayment of such Swingline Loan.

(c)  If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(d)  Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.5(b) or to purchase the participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i)  any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii)  the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii)  the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv)  any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v)  any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i)  at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.6.  Term A Loan Commitments.    Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (each, a “Term A Loan”) to the Borrower on the Closing Date in a principal amount not to exceed the Term A Loan Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s Term A Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled. The Term A Loans may be, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof; provided, that on the Closing Date all Term A Loans shall be Base Rate Loans. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term A Loans on the Closing Date.

Section 2.7.  Funding of Borrowings.

(a)  Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)  Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)  All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.8.  Interest Elections.

(a)  Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephone notice promptly confirmed in writing)

of each Borrowing substantially in the form of Exhibit 2.8 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x)  prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y)  prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i)  the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii)  the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii)  whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv)  if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)  If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to (i) continue such Borrowing as a Eurodollar Borrowing with a one-month Interest Period so long as no Default or Event of Default then exists and (ii) otherwise convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof unless the Borrower delivers the payments required pursuant to Section 2.20 in connection with such conversion.

(d)  Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.9.  Optional Reduction and Termination of Commitments.

(a)  Unless previously terminated, all Revolving Commitments (including the LC Commitments and the Swingline Commitment) shall terminate on the Revolving Commitment Termination Date. The Term A Loan Commitments shall terminate on the Closing Date upon the making of the Term A Loans pursuant to Section 2.6.

(b)  Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i)  any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $1,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the aggregate principal amount of the Swingline Commitment and the LC Commitment shall result in a reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment, proportionate to the unused portion of each such Commitment.

Section 2.10.  Repayment of Loans.

(a)  The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)  The principal amount of each Swingline Borrowing shall be due and payable (together with accrued interest thereon) on the earlier of (i) the last day of the interest period applicable to such Swingline Borrowing and (ii) the Revolving Commitment Termination Date.

(c)  The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term A Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Aggregate Principal Amount
December 31, 2003	$1,250,000
March 31, 2004	$1,250,000
June 30, 2004	$1,500,000
September 30, 2004	$1,500,000
December 31, 2004	$1,500,000
March 31, 2005	$2,000,000
June 30, 2005	$2,000,000
September 30, 2005	$2,000,000
December 31, 2005	$2,000,000

provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term A Loans shall be due and payable on the Maturity Date.

Section 2.11.  Evidence of Indebtedness.    (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the

Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i)  the Revolving Commitment and Term A Loan Commitment of each Lender, (ii)  the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii)  the date of each continuation thereof pursuant to Section 2.8, (iv)  the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v)  the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi)  both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)  At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Revolving Credit Note and/or a Term A Loan Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.

Section 2.12.  Optional Prepayments.    The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i)  in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii)  in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii)  in the case of Swingline Borrowings, prior to 11:00 a. m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s share of any such prepayment based on its Pro Rata Share of the Loans being repaid. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount of at least $1,000,000 and integral multiples of $100,000. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term A Loan Borrowing, to principal installments in inverse order of maturity.

Section 2.13.  Mandatory Prepayments.

(a)  If at any time the aggregate outstanding principal amount of Revolving Credit Exposure exceeds the Borrowing Limit, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.14. Each prepayment of a Borrowing shall be applied ratably to the Swingline Loans, to the full extent thereof, then to the Revolving Base Rate Loans to the full extent thereof, and then to Revolving Eurodollar Loans to the full extent thereof.

(b)  If at any time the aggregate outstanding principal amount of Revolving Loans exceeds the Aggregate Revolving Commitments the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20. Each prepayment of a Borrowing shall be applied ratably to the Swingline Loans, to the full extent thereof, then to the Revolving Base Rate Loans to the full extent thereof, and then to Revolving Eurodollar Loans to the full extent thereof.

(c)  Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds of any sale or disposition by the Borrower or such Subsidiary of any of its assets (excluding (i) sales of inventory in the ordinary course of business, (ii) sales of obsolete equipment, and (iii) so long as no Event of Default has occurred and is continuing, (A) sales of assets the proceeds of which are invested into the businesses of the Borrower and its Subsidiaries within 180 days after such assets are sold, (B) sale or other disposition of (x) the distribution software business unit of the Borrower and its Subsidiaries located in Arizona to the extent such sale occurs no later than December 31, 2003 and (y) the operations of Symix France, S.A., including without limitation the Tolas product line to the extent such sale occurs no later than December 31, 2003, and (C) sales of other assets of the Borrower or any of its Subsidiaries with an aggregate book value not to exceed $500,000 in any Fiscal Year) the Borrower shall prepay the Loans in an amount equal to all such proceeds, net of commissions, reasonable estimate for taxes due in connection therewith and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Borrower in connection therewith (in each case, paid to non-Affiliates).

(d)  If the Borrower or any of its Subsidiaries incurs any Indebtedness or issues any equity securities (other than (i) Indebtedness permitted under Section 7.1, (ii) equity securities issued by a Subsidiary of the Borrower to the Borrower or another Subsidiary, (iii) equity securities issued in respect of warrants, stock options granted in connection with employee stock option plans and stock issued pursuant to employee stock purchase plans approved by the Borrower’s board of directors and (iv) stock issued in connection with any acquisitions permitted under Section 7.4), then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.

(e)  The Borrower shall, concurrently with the delivery of the financial information required under Section 5.1(a) with respect to each Fiscal Year (but in no event laterthan the date such information is required to be delivered) commencing with the delivery of the financial information with respect to Fiscal Year 2003, make a mandatory prepayment of the outstanding principal amount of the Loans in an amount equal to fifty percent (50%) of Excess Cash Flow for such Fiscal Year.

(f)  Any prepayments made by the Borrower pursuant to Sections 2.13(c), (d) or (e) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all other Fees and reimbursable expenses of the Lenders and the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such Fees and expenses; third, to interest then due and payable on the Loans made to Borrower, pro rata to the Lenders based on their respective Pro Rata Shares of such Loans; and fourth, to the principal installments of the Term A Loans in inverse order of maturity, pro rata to the Lenders based on their Pro Rata Shares of the Term A Loans. If a Default or Event of Default has occurred and is continuing, the remaining proceeds shall be applied: fifth to the principal balance of the Swingline Loans, to the Swingline Lender; sixth, to the principal balance of the Revolving Loans, pro rata to the Lenders based on their Pro Rata Shares of the Revolving Loans; and seventh to provide cash collateral for any outstanding LC Exposure in the manner and to the extent set forth in Section 2.23(g). The Revolving Commitments of the Lenders shall be permanently reduced by the amount of any prepayments made pursuant to clauses fifth, sixth and seventh above.

Section 2.14.  Interest on Loans.

(a)  The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

(b)  The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

(c)  Notwithstanding clause (a) and (b) above, while an Event of Default exists, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans, all Swingline Loans and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

(d)  Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date and the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15.  Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to one-half of one percent (0.50%) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to each Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase interest on the Loans to the Default Interest pursuant to Section 2.14(c), the letter of credit fees payable pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

(d) The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.

(e) Accrued fees (other than the closing fee referenced in paragraph (d)) shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2003 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.16.  Computation of Interest and Fees.    All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.17.  Inability to Determine Interest Rates.    If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i)  the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)  the Administrative Agent shall have received notice from the Required Lenders that the Required Lenders have reasonably determined that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (which the Administrative Agent shall do promptly upon that being the case) (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.18.  Illegality.    If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist (which such Lender shall do promptly upon that being the case), the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.19.  Increased Costs.

(a) If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)  impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein; and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within ten (10) days after the date of such notice and demand, additional amount or amounts reasonably sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefore; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.

Section 2.20.  Funding Indemnity.    In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.20 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.21.  Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Reserved.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefore (together with delivery of the certificate referred to in the last sentence of this paragraph), for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties (other than penalties assessed solely as a result of the gross negligence or willful misconduct of the Administrative Agent, such Lender or the Issuing Bank), interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive, absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.22.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.19, 2.20 or 2.21, or otherwise) prior to 12:00 noon (Atlanta, GA time), on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain any amounts from the Borrower, such Lenders shall apply such payments to the Obligations payment in respect of any principal of or interest on any of its Loans or other Revolving Credit Exposure that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and other Revolving Credit Exposure and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and other Revolving Credit Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans other Revolving Credit Exposure; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or other Revolving Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b), 2.23(c) or (d), 2.7(b) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.23.  Letters of Credit.

(a)  During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.23(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5)

Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $10,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate LC Exposure, plus the aggregate outstanding Revolving Loans and Swingline Loans of all Lenders would exceed the Aggregate Revolving Commitment Amount or the Borrowing Base. Upon the issuance of each Letter of Credit each Lender with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.23(a) or (2) that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The

Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (Atlanta, GA time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedents set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its share of such payment based on its Pro Rata Share of the Revolving Commitments; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) of this Section 2.23 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate;

provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Default Rate.

(g)  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates as may be reasonably necessary to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Revolving Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h)  Promptly following the end of each Fiscal Quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)  The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)  Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)  The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)  Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)  Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi)  The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, and will if indemnified by the Borrower in a manner acceptable to the Issuing Bank, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)  Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.  Conditions To Effectiveness.    The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Capital Markets, Inc., as Arranger.

(b)  The Administrative Agent (or its counsel) shall have received the following:

(i)  a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)  if requested by any Lender, duly executed Revolving Credit Notes and Term A Notes payable to such Lender, and a duly executed Swingline Note payable to the Swingline Lender;

(iii)  the duly executed Subsidiary Guaranty Agreement and Indemnity and Contribution Agreement;

(iv)  copies of duly executed payoff letters or similar agreements, in form and substance satisfactory to Administrative Agent, executed by each of the Existing Lenders (other than SunTrust Bank) and the Existing Noteholders, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Administrative Agent, releasing all liens of the Existing Lenders and the Existing Noteholders upon any of the personal property of any Loan Party, or satisfactory authorizations to file terminations statements, (b) cancellations and releases, in form and substance satisfactory to the Administrative Agent, releasing all Liens of the Existing Lenders and the Existing Noteholders upon any of the Real Estate, Trademarks, Copyrights and other intellectual property of any Loan Party, and (c) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of the Existing Lender Obligations and the Existing Noteholder Obligations;

(v)  the duly executed Security Agreement, together with (A) UCC financing statements and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized or executed (as appropriate) by the Borrower and the Subsidiary Loan Parties, (B) copies of favorable UCC, tax, judgment and lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Borrower and the Subsidiary Loan Parties requested by the Lenders, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances, (C) a Perfection Certificate duly completed and executed by the Borrower with respect to the Borrower and its Subsidiaries prior to the giving effect to the Acquisition, (D) a Perfection Certificate duly completed and executed by Frontstep with respect to Frontstep and its Subsidiaries, (E) duly executed landlord waivers and/or warehouseman or bailee agreements as requested by the Administrative Agent and (F) a certified copy of all domestic material leases of Real Estate;

(vi)  the duly executed Domestic Pledge Agreement, together with (A) original stock certificates evidencing the issued and outstanding shares of Capital Stock of the Loan Parties pledged to the Administrative Agent pursuant thereto, (B) stock powers or other appropriate instruments of transfer executed in blank with respect to such stock certificates, and (C) executed originals of promissory notes evidencing all Indebtedness owed by the Borrower or any of its Subsidiaries to any Loan Party, in form and substance satisfactory to the Administrative Agent, endorsed in blank;

(vii)  duly executed originals of Trademark Security Agreements and Copyright Security Agreements, each dated the Closing Date and signed by each Loan Party which owns Trademarks and Copyrights, as applicable, all in form and substance reasonably satisfactory to the Administrative Agent, together with all instruments, documents and agreements executed pursuant thereto;

(viii)  a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company operating agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(ix)  certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(x)  favorable written opinions from counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request;

(xi)  a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 3.2;

(xii)  a duly executed Notice of Borrowing;

(xiii)  a duly executed funds disbursement agreement;

(xiv)  a duly executed Borrowing Base Certificate dated as of the Closing Date, which shall show that after giving effect to the Revolving Loans to be made on the Closing Date, Excess Availability is at least $5,000,000;

(xv)  a certified copy of the Foothill Warrant and all other warrants issued by the Borrower or any of its Subsidiaries, in form and substance satisfactory to the Administrative Agent, with no put or redemption rights;

(xvi)  certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Related Transaction Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect, all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding any Related Transaction shall be ongoing;

(xvii)  copies of (A) the internally prepared quarterly financial statements of Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on December 31, 2002, and (B) the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Year ending September 30, 2002;

(xviii)  copies of (A) the internally prepared quarterly financial statements of Frontstep and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on December 31, 2002, and (B) the audited consolidated financial statements for Frontstep and its subsidiaries for the Fiscal Year ending June 30, 2002;

(xix)  a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming the solvency of each Loan Party before and after giving effect to all transactions contemplated by the Transaction Documents, together with (A) the Projections, (B) a Pro Forma Balance Sheet for Borrower as of September 30, 2002;

(xx)  certificates of insurance issued on behalf of insurers of the Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability)

maintained by the Loan Parties, in compliance with the requirements of Section 5.8, naming the Administrative Agent as additional insured, together with loss payable endorsements in favor of, and in form and substance satisfactory to, the Administrative Agent; and

(xxi)  satisfactory field audit of all Accounts, in form and substance reasonably satisfactory to the Administrative Agent and completed by auditors and appraisers selected by the Administrative Agent.

(c)  The Administrative Agent shall have received fully executed copies of the principal Acquisition Documents and any other Acquisition Documents requested by the Administrative Agent, certified as true, correct and complete by an authorized officer of Borrower, together with evidence that (i) the aggregate amount paid in cash, plus all Indebtedness (other than trade payables) assumed, in connection with the Acquisition is less than or equal to $21,500,000, (ii) the certificate of merger with respect to merging Frontstep and the Acquisition Sub has been filed with the Ohio Secretary of State, and (iii) upon the funding of the Term A Loan and the initial Revolving Loan, the Acquisition shall immediately be consummated in accordance with the terms of the Acquisition Documents.

Section 3.2.  Each Credit Event.    The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)  at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)  all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto;

(c)  since the date of the financial statements of the Borrower described in Section 4.6, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d)  after giving effect to such Borrowing or Letter of Credit, the Revolving Credit Exposure will not exceed the Borrowing Limit;

(e)  the Borrower shall have delivered the required Notice of Borrowing; and

(f)  the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section 3.2.

Section 3.3  Delivery of Documents.    All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows, after giving effect in each case to the consummation of the Acquisition:

Section 4.1.  Existence; Power.    The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.  Organizational Power; Authorization.    The execution, delivery and performance by each Loan Party of the Related Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Related Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.  Governmental Approvals; No Conflicts.    The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Related Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4.  Financial Statements.

(a)  The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2002 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended audited by PricewaterhouseCoopers LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2002, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since September 30, 2002, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

(b)  The Borrower has furnished, or caused to be furnished, to each Lender (i) the audited consolidated balance sheet of Frontstep and its Subsidiaries as of June 30, 2002 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended audited by KPMG LLP and (ii) the unaudited consolidated balance sheet of Frontstep and its Subsidiaries as of December 31, 2002, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending. To the best knowledge of the Borrower, such financial statements fairly present in all material respects the consolidated financial condition of Frontstep and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).

(c)  The Projections delivered to the Administrative Agent on the date hereof have been prepared by Borrower in light of the past operations of its businesses and the businesses being acquired in the Acquisition, but including future payments of known contingent liabilities and reflect projections for the 2003 and 2004 Fiscal Years on a quarter-by-quarter basis. Such Projections reflect as of the Closing Date Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein. Each set of Projections delivered as of the Closing Date or after the Closing Date to the Lenders are based upon estimates and assumptions stated therein, all of which Borrower believes at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrower.

(d)  The Pro Forma Balance Sheet as of September 30, 2002 delivered on or before the date hereof was prepared by the Borrower giving pro forma effect to the Related Transactions, was based on the unaudited consolidated balance sheets of Borrower and its Subsidiaries and Frontstep and its Subsidiaries, each dated September 30, 2002, and was prepared in a manner consistent with GAAP.

Section 4.5.  Litigation and Environmental Matters.

(a)  No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Related Transaction Document.

(b)  Except for the matters set forth on Schedule 4.5, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, in each case where the effect of the foregoing could reasonably be expected to have a Material Adverse Effect.

Section 4.6.  Compliance with Laws and Agreements.    The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.  Investment Company Act, Etc.    Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8.  Taxes.    The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9.  Margin Regulations.    None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of

Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10.  ERISA.    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.11.  Ownership of Property.

(a) As of the Closing Date, neither the Borrower nor any Subsidiary owns any Real Estate or leases any Real Estate with a remaining term of five years or longer. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all Patents, Trademarks, service marks, trade names, Copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.12.  Disclosure.    The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in

connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared.

Section 4.13.  Labor Relations.    There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14.  Subsidiaries.    Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

Section 4.15.  Insolvency.    After giving effect to the execution and delivery of the Related Transaction Documents, the making of the Loans under this Agreement, and the consummation of the other Related Transactions, neither the Borrower and its Subsidiaries taken as a whole nor any Loan Party individually will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.16  Representations and Warranties Relating to Accounts.    All Eligible Accounts reported in the most recent Borrowing Base Certificate delivered to the Administrative Agent (a) are genuine and in all respects what they purport to be, and they are not evidenced by judgments; (b) arise out of completed, bona fide sales of goods or rendition of services by a Loan Party in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Loan Party and the Account Debtor, (c) are for liquidated amounts maturing as stated in the duplicate invoice covering such sale or rendition of services, copies of which have been furnished or are available to the Administrative Agent. No Loan Party has made an agreement with any Account Debtor of any Eligible Accounts for any deduction therefrom, except discounts or allowances which are granted by the Loan Parties in the ordinary course of their business for prompt payment or volume purchases and which are reflected in the calculation of the net amount of each respective invoice related thereto. There are no facts, events or occurrences of which any Loan Party has knowledge which in any way impair the validity or enforceability thereof or which will reduce the amount payable with respect to any Eligible Accounts from the face amount of the invoice and statements delivered to the Administrative Agent with respect thereto. To the best of knowledge of the Loan Parties, each Account Debtor had the capacity to contract at the time any contract or other document giving rise to the Eligible Accounts were executed and such Account Debtors are solvent. The Loan Parties have no knowledge of any fact or circumstance which would impair the validity or collectibility of the Eligible Accounts, and to the best of the Loan Parties’ knowledge there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of any Eligible Account.

Section 4.17.  Acquisition Agreement.    As of the Closing Date, Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith) and all other principal Acquisition Documents. The Acquisition Agreement complies with, and the Acquisition has been consummated in accordance with, all laws applicable to the Loan Parties (except to the extent the failure to comply with any laws applicable solely to the ancillary activities of such Loan Parties would not have a Material Adverse Effect), and to the best of each Loan Party’s knowledge, all laws applicable to Frontstep. All requisite approvals by Governmental Authorities having jurisdiction over Frontstep, any Loan Party and other Persons referenced therein with respect to the transactions contemplated by the Acquisition Agreement have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Acquisition Agreement or to the conduct by any Loan Party of its business thereafter. To the best of each Loan Party’s knowledge, Frontstep’s representations or warranties in the Acquisition Agreement are true and correct in all material respects and do not omit any fact necessary to make the statements therein not materially misleading. Each of the representations and warranties given by the Borrower in the Acquisition Agreement is true and correct in all material respects.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1.  Financial Statements and Other Information.    The Borrower will deliver to the Administrative Agent and each Lender:

(a)  as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrower, a copy of (i) the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year and (ii) unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidating statement of income of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and with respect to such audited financial statements, reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; for purposes of the consolidating financial statements required above, Frontstep and its Subsidiaries may be consolidated as one Subsidiary of the Borrower; provided further that the consolidated information required by this paragraph may be satisfied by delivery of the Borrower’s Form 10-K for such Fiscal Year within such 90-day period;

(b)  as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statement of income, and the related consolidated statement of cash flows, of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year; for purposes of the consolidating financial statements required above, Frontstep and its Subsidiaries may be consolidated as one Subsidiary of the Borrower; provided further that the consolidated information required by this paragraph may be satisfied by delivery of the Borrower’s Form 10-Q for such Fiscal Quarter within such 45-day period with respect to the first three Fiscal Quarters;

(c)  concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer and the principal financial officer of the Borrower;

(d)  within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower shall file with the Securities and Exchange Commission (or any Governmental Authority substitute therefore) or any national securities exchange;

(e)  within 15 days after the end of each of calendar month, or more frequently as reasonably requested by the Administrative Agent, (i) a Borrowing Base Certificate as of the end of the immediately preceding calendar month, setting forth the Eligible Accounts owned by the Borrower and a categorical breakdown (based on the definitions of Eligible Accounts) of all Eligible Accounts as of such date and (ii) an accounts receivable aging report as of the end of the immediately preceding calendar month; and

(f)  promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any

Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Section 5.2.  Notices of Material Events.    The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default or Event of Default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default in respect of any Material Indebtedness of the Borrower or any of its Subsidiaries;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)  the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(e)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.  Existence; Conduct of Business.    The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, Patents, Copyrights, Trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4.  Compliance with Laws, Etc.    The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5.  Payment of Obligations.    The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except (1) where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or (2) with respect to any such obligations or liabilities consisting of Indebtedness, where the aggregate principal amount of such Indebtedness is not Material Indebtedness.

Section 5.6.  Books and Records.    The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7.  Visitation, Inspection, Etc.

(a) The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties (including, without limitation, the Real Estate), to conduct audits of the Collateral (including without limitation all Accounts and all records relating thereto), to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required. The Borrower shall be obligated to reimburse (i) the Administrative Agent for its costs and expenses incurred in connection with the exercise of the rights of the Administrative Agent under this Section no more frequently than once per calendar year unless an Event of Default has occurred and is continuing and (ii) each Lender for its costs and expenses incurred in connection with the exercise of the rights of such Lender under this Section at any time that an Event of Default has occurred and is continuing.

(b) The Borrower will, and will cause each of its Subsidiaries to, deliver to the Lenders (x) such field audits of all Accounts of the Loan Parties as the Required Lenders may reasonably request at any time and from time to time, such field audits to be conducted by auditors, and in form and substance, satisfactory to the Required Lenders, at the expense of the Borrower and no less often than annually; and (y) such appraisals of the Real Estate and other fixed assets of the Loan Parties as the Required Lenders may reasonably request at any time and from time to time, such appraisals to be conducted by an appraiser, and in form and substance, reasonably satisfactory to the Required Lenders, conducted at the expense of the Borrower.

Section 5.8.  Maintenance of Properties; Insurance.    The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) at all times shall name Administrative Agent as additional insured on all liability policies of the Borrower and its Subsidiaries.

Section 5.9.  Use of Proceeds and Letters of Credit.    The Borrower will use the proceeds of the initial Revolving Loans and the Term A Loans to finance the Acquisition and consummate the Refinancing, including costs and expenses incurred in connection therewith. The Borrower will use the proceeds of all Revolving Loans and Swingline Loans made after the Closing Date to finance working capital and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

Section 5.10.  Interest Rate Protection.    As promptly as practicable, and in any event within 60 days after the Closing Date, the Borrower will enter into, and thereafter maintain in effect, one or more Hedging Transactions on such terms and with such parties as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least 50% of the Term A Loans of the Borrower and the Subsidiaries.

Section 5.11.  Cash Management.    Borrower shall, and shall cause its Domestic Subsidiaries to:

(a) establish and maintain all of their domestic deposit and disbursement bank accounts with the Administrative Agent or with other Lenders that (together with the applicable Loan Party) have executed and delivered to the Administrative Agent Blocked Account Agreements, in form and substance reasonably acceptable to the Administrative Agent (each, a “Blocked Account”); provided, however, that (i) Frontstep and its Subsidiaries may maintain deposit and disbursement bank accounts that are not Blocked Accounts at any time prior to September 30, 2003, so long as (A) the aggregate balance maintained in such accounts does not exceed (x) $250,000 at any time on or before April 30, 2003 and (y) $100,000 thereafter, unless the Borrower eliminates such excess within five (5) Business Days of such occurrence and (B) the Borrower sweeps the funds in such accounts to a Blocked Account at least monthly; (ii) the Borrower may maintain its “User Conference Operating Account” in an account that is not a Blocked Account at any time prior to September 30, 2003, so long as (A) the balance maintained in such account does not exceed $250,000, unless the Borrower eliminates such excess within five (5) Business Days of such occurrence, and (iii) the Borrower and its Subsidiaries may maintain two bank accounts with Fleet Bank existing on the Closing Date that are not Blocked Accounts at any time prior to April 30, 2003, so long as (A) the aggregate balance maintained in such accounts does not exceed $100,000 at any time, unless the Borrower eliminates such excess within five (5) Business Days of such occurrence and (B) the Borrower sweeps the funds in such accounts to a Blocked Account at least monthly;

(b) each Blocked Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations,

and in which Borrower and each of its Subsidiaries shall have granted a Lien to Administrative Agent, on behalf of itself and Lenders;

(c) deposit promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Accounts and other Collateral into Blocked Accounts; and

(d) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, the Borrower will, and will cause each other Loan Party to, cause all payments constituting proceeds of Accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent.

Section 5.12.  Additional Subsidiaries.

(a) In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary of the Borrower, whether pursuant to an acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders of the creation or acquisition of such Domestic Subsidiary and (y) within thirty (30) days thereafter, the Borrower shall cause such Person (i) to join the Subsidiary Guaranty Agreement and the Indemnity and Contribution Agreement as a new Subsidiary Loan Party by executing and delivering to the Administrative Agent a Subsidiary Guaranty Supplement and an indemnity and Contribution Agreement Supplement, (ii) to grant Liens in favor of the Administrative Agent in all of its personal property by joining the Security Agreement, executing and delivering Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement (as applicable) and to file, or at the request of the Administrative Agent to authorize the filing of, all such UCC financing statements or similar instruments required by the Administrative Agent to perfect Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (iii) to grant Liens in favor of the Administrative Agent in all fee ownership interests in Real Estate and all leasehold interests in Real Estate for terms of five years or more pursuant to such Real Estate Documents as the Administrative Agent shall require, (iv) if such Domestic Subsidiary owns Capital Stock in another Person, to become a party to a Pledge Agreement to pledge such Capital Stock, and (v) to deliver all such other documentation (including without limitation, lien searches, legal opinions, and certified organizational documents) and to take all such other actions as such Domestic Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Domestic Subsidiary had been a Loan Party on the Closing Date. In addition, within thirty (30) days after the date such Person becomes a Subsidiary of the Borrower, the Borrower shall, or shall cause its Domestic Subsidiary owning such Person, to pledge all of the Capital Stock of such Person owned by the Borrower or such Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Domestic Pledge Agreement or a new Pledge Agreement, each in form and substance satisfactory to the Administrative Agent, and to deliver the original stock certificates evidencing such Capital Stock to the Administrative Agent, together with appropriate stock powers executed in blank. The foregoing provisions of this clause (a) shall not apply to any Subsidiary that has assets of no more than $1,000 and that has existed for less than three months.

(b) In the event that, subsequent to the Closing Date, any Person becomes a Material Foreign Subsidiary of the Borrower, whether pursuant to an acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) no later than sixty (60) days after such Person becomes a Material Foreign Subsidiary, or if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed sixty (60) additional days, the Borrower shall, or shall cause its Domestic Subsidiary owning such Person, (i) to pledge all of the Capital Stock of such Material Foreign Subsidiary (or if the pledge of all of the voting Capital Stock of such Material Foreign Subsidiary would result in materially adverse tax consequences, then such pledge shall be limited to sixty-six percent (66%) of the voting Capital Stock and one hundred percent (100%) of the non-voting Capital Stock owned by the Borrower or any Domestic Subsidiary, as applicable) to the Administrative Agent as security for the Obligations pursuant to a Pledge Agreement in form and substance satisfactory to the Administrative Agent and the Required Lenders, (ii) to deliver the original stock certificates evidencing such pledged Capital Stock, together with appropriate stock powers executed in blank and (iii) to deliver all such other documentation (including without limitation, lien searches, legal opinions, landlord waivers, and certified organizational documents) and to take all such other actions as Borrower or such Domestic Subsidiary would have been required to deliver and take pursuant to Section 5.14 if such Foreign Subsidiary had been a Material Foreign Subsidiary on the Closing Date.

(c) The Borrower agrees that, following the delivery of any Security Documents required to be executed and delivered by this Section 5.12, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to clause (a) and (b) above, free and clear of all Liens other than Permitted Encumbrances. All actions to be taken pursuant to this Section 5.12 shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 5.13.  Additional Real Estate, Leased Locations.

(a) To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee ownership, or leasehold interest for a term of 5 years or more, in Real Estate after the Closing Date, it shall at the time of such acquisition provide to the Administrative Agent all Real Estate Documents requested by the Administrative Agent granting the Administrative Agent a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s) and, if required by the Administrative Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(b) To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate at which Collateral with an aggregate value of $100,000 or more will be located, it shall first provide to the Administrative Agent a copy of such lease and a landlord’s agreement or bailee letter, as applicable, from the landlord of any leased property or bailee with respect to any warehouse, processor converter facility or other location where such Collateral will be stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent.

Section 5.14.  Post-Closing Covenant.

(a) No later than 90 days after the Closing Date, the Borrower shall deliver to the Administrative Agent landlord agreements, duly executed and delivered by the respective landlords of the properties in Atlanta, Georgia, Tempe Arizona and Columbus, Ohio leased by the Borrower or any of its Domestic Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Borrower shall, and shall cause each Domestic Subsidiary owning a Material Foreign Subsidiary, (i) to pledge all of the Capital Stock of such Material Foreign Subsidiary (or if the pledge of all of the voting Capital Stock of such Material Foreign Subsidiary would result in materially adverse tax consequences, then such pledge shall be limited to sixty-six percent (66%) of the voting Capital Stock and one hundred percent (100%) of the non-voting Capital Stock of such Material Foreign Subsidiary owned by the Borrower or any Domestic Subsidiary, as applicable) to the Administrative Agent as security for the Obligations pursuant to a Pledge Agreement in form and substance satisfactory to the Administrative Agent and the Required Lenders, (ii) to deliver (A) the original stock certificates evidencing such pledged Capital Stock, together with appropriate stock powers executed in blank, (B) copies of favorable lien search reports in all necessary or appropriate jurisdictions and under all necessary or appropriate names, indicating that there are no prior Liens on any of such Capital Stock, to the extent requested by the Administrative Agent, (C) favorable written opinions from counsel to the appropriate pledgor, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to such pledgor, the Pledge Agreement and the transactions contemplated therein as the Administrative Agent shall reasonably request and (D) such other instruments, documents and agreements as the Administrative Agent may request in connection therewith. The foregoing covenant shall be satisfied (i) no later than 90 days after the Closing Date with respect to the pledge of the Capital Stock of MAPICS EMEA Support Center B.V., MAPICS France S.A.R.L., Frontstep (Canada), Inc. and Frontstep (UK) Ltd. and (ii) no later than eight months after the Closing Date with respect to the pledge of the Capital Stock of all other Material Foreign Subsidiaries. No later than six months after the Closing Date, the Borrower shall deliver a report to the Administrative Agent setting forth its Material Foreign Subsidiaries at such time and demonstrating in reasonable detail that its other Foreign Subsidiaries are not Material Foreign Subsidiaries.

(c) In accordance with Section 5.11(a), the Borrower shall deliver to the Administrative Agent, the Blocked Account Agreements referenced in such Section.

(d) As soon as available after the Closing Date, but in any event no later than April 1, 2003, the Borrower shall deliver to the Administrative Agent, a Pro Forma Balance Sheet as of December 31, 2002, prepared by the Borrower giving pro forma effect to the Related Transactions, based on the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries and Frontstep and its Subsidiaries, and prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

(e) No later than 30 days after the Closing Date, the Borrower shall deliver to the Administrative Agent Control Agreements from (i) all issuers of uncertificated securities and financial assets held by any Loan Party, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of any Loan Party, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Loan Party.

(f) No later than 15 days after the Closing Date, the Borrower shall deliver to the Administrative Agent evidence that either (i) the Indebtedness owed to Bankers Softech has been repaid in full, the Liens in favor of Bankers Softech have been terminated and Bankers Softech has authorized the Administrative Agent or the Borrower to file termination statements terminating its filings against the Borrower or any of its Subsidaries on the public record or (ii) all Liens filed in the public record against the Borrower or any of its Subsidiaries by Bankers Softech have been amended in a manner satisfactory to the Administrative Agent to limit the description of the collateral covered thereby to exactly the property leased or financed by Bankers Softech or otherwise subordinated on terms and conditions satisfactory to the Administrative Agent.

(g) No later than 30 days after the Closing Date, the Borrower shall deliver to the Administrative Agent releases of, or authorizations to file termination statements relating to, all UCC filings and filings in the U.S. Copyright Office and the U.S. Trademark Office, all in form and substance satisfactory to the Administrative Agent, evidencing the termination of all filings against the Borrower or any of its Subsidiaries by Fleet Bank, PNC Bank, any of their predecessors, and any other Person that has a Lien of record against the Borrower or any Subsidiary not otherwise permitted by Section 7.2.

(h) No later than 30 days after the Closing Date, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the Administrative Agent that title to all Copyrights and Trademarks registered with the U.S. Copyright Office and the U.S. Patent and Trademark Office, respectively, and all applications related thereto, appear of record in the correct name of the appropriate Loan Party and in the schedules to the Collateral Assignments of Copyrights and Collateral Assignments of Trademarks delivered to the Administrative Agent; to the extent that any amendment or modification to the Collateral Assignments of Copyrights and Collateral Assignments of Trademarks delivered on the Closing Date is required, the Borrower shall deliver such bring-down secretary certificates, legal opinions and other documents and instruments as the Administrative Agent shall require in connection therewith.

Section 5.15.  Further Assurances.    The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements to, and restatements of, this Agreement and any other Loan Document, and any other agreements, instruments or documents, and take any and all such actions, as may from time to time be reasonably requested by the Administrative Agent to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and reserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents (including without limitation, any and all instruments necessary or appropriate to affect the guarantee of the Obligations by all Guarantors created or acquired after the date hereof).

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1.  Leverage Ratio.    The Borrower will maintain, at all times, a Leverage Ratio of not greater than 1.0:1.0, to be reported on a quarterly basis as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2003.

Section 6.2.  Fixed Charge Coverage Ratio.    The Borrower will maintain, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2003, a Fixed Charge Coverage Ratio of not less than 1.25:1.0.

Section 6.3.  Minimum Excess Availability.    The Borrower will maintain, at all times, a minimum Excess Availability of no less than $5,000,000.

Section 6.4.  Minimum Cash Balance.    The Borrower and its Subsidiaries will maintain (i) at all times, a minimum cash balance as determined on a consolidated basis in accordance with GAAP in domestic accounts with the Administrative Agent over which the Administrative Agent has a first priority perfected security interest of at least $10,000,000 and (ii) at all times on or prior to September 30, 2004, a minimum cash balance as determined on a consolidated basis in accordance with GAAP of at least $15,000,000.

Section 6.5.  Minimum Consolidated Adjusted EBITDA.    The Borrower will maintain, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2003, a minimum Consolidated Adjusted EBITDA of no less than (i) $0 for the Fiscal Quarter ending June 30, 2003, (ii) $1,000,000 for the Fiscal Quarter ending September 30, 2003 and (iii) $2,500,000 for each Fiscal Quarter thereafter.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

Section 7.1.  Indebtedness and Preferred Equity.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(i)  Indebtedness created pursuant to the Loan Documents;

(ii)  Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1, other Indebtedness of Frontstep and its Subsidiaries existing on the Closing Date having a principal amount of less than $50,000 individually and $250,000 in the aggregate, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(iii)  Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding;

(iv)  Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness that is owed to a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(v)  Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(vi)  Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided, that such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(vii)  Indebtedness of the Borrower consisting of a Guarantee by the Borrower of loans to employees of the Borrower; provided, that the aggregate principal amount of such Indebtedness shall not exceed $1,000,000 at any time outstanding;

(viii)  Indebtedness of the Borrower or any Subsidiary in respect of performance bonds and completion guaranties provided by the Borrower or any Subsidiary in the ordinary course of business not to exceed $5,000,000 in the aggregate at any time outstanding;

(ix)  Indebtedness in respect of obligations under Hedging Obligations required under Section 5.10 or otherwise permitted by Section 7.10;

(x)  Indebtedness of the Borrower in respect of equity related purchase obligations arising under its stock option plan or executive compensation plans;

(xi)  other unsecured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed (i) $2,500,000 at any time outstanding on or before August 18, 2003 and (ii) $4,000,000 at any time outstanding thereafter.

(b) Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchasable by Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), July 1, 2006.

Section 7.2.  Negative Pledge.    The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a) Liens created in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Loan Documents;

(b) Permitted Encumbrances;

(c) any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) with respect to the Lien in favor of Bankers Softech, such Lien secures or relates only to an operating lease for which the aggregate amount to be paid thereunder does not exceed $350,000;

(d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; and

(f) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (e) of this Section; provided, that the principal amount of the

Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3.  Fundamental Changes.

(a)  The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, however, that (i) any Subsidiary may merge or consolidate with, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets or the Capital Stock of any of its Subsidiaries to, (A) the Borrower so long as, in the case of a merger, the Borrower is the surviving Person and (B) any other Person so long as after giving effect thereto, no Event of Default has occurred and the surviving Person is or becomes a Subsidiary Loan Party, (ii) any Subsidiary that is not a Loan Party may merge or consolidate with, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets or the Capital Stock of any of its Subsidiaries to any other Subsidiary that is not a Loan Party so long as the surviving Person has complied with the applicable requirements of Section 5.12, if any, (iii) any Subsidiary (other than a Subsidiary Loan Party or a Material Foreign Subsidiary if any portion of its Capital Stock has been pledged to the Administrative Agent) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iv) the Borrower and its Subsidiaries may consummate the sales contemplated under Section 2.13(c)(iii)(A) and (B).

(b)  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4.  Investments, Loans, Etc.    The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock of any Person, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)  Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b)  Permitted Investments subject to Control Agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a first priority perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;

(c) Guarantees constituting Indebtedness permitted by Section 7.1; provided, that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) hereof;

(d) Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided, that (i) any Capital Stock of any Subsidiary held by any Loan Party shall be pledged pursuant to a Pledge Agreement (subject, in the case of any Foreign Subsidiary, to the limitations set forth in Section 5.12(b)) and (ii) the aggregate amount of Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $5,000,000 at any time outstanding;

(e) loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business and otherwise not to exceed $100,000;

(f) Hedging Transactions permitted by Section 7.10;

(g) the Acquisition;

(h) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by Section 7.6;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(j) any prepaid royalties or advanced commissions paid by the Borrower or any Subsidiary to any Person; and

(k) other Investments which in the aggregate do not exceed $2,000,000 in the aggregate at any time outstanding.

Section 7.5.  Restricted Payments.    The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary Loan Party, (iii) Restricted Payments made by any Foreign Subsidiary to any Material Foreign Subsidiary, and by any Subsidiary that is not a Material Foreign Subsidiary to another Subsidiary that is not a Material Foreign Subsidiary, (iv) Restricted Payments with respect to Indebtedness subordinated to the Obligations in a manner approved by the Required Lenders, to the extent permitted by the subordination provisions applicable thereto, and (v) cash dividends paid on, and cash redemptions or repurchases of, the common stock of the Borrower in an aggregate amount not to exceed $2,000,000 during any Fiscal Year (excluding any repurchase made from employees of the Borrower related to the Borrower’s stock option plan or executive compensation plan), so long as no Default or Event of Default has occurred and is continuing. Nothing in this Section 7.5, nor anything else contained in this Agreement or any other Loan Documents shall prohibit payment of amounts (whether in cash, stock or other property) required to be paid by the Borrower under Section 2.9 of the Agreement and Plan of Merger dated March 1, 2000, by and among the Borrower, Athens Merger Corp., Ames Associates, Inc., RM Systems, Inc., Robert Raney, Richard Castellot, James Mitchell and Richard Ames; provided, however, the amount of cash payments paid by the Borrower after the date hereof shall not exceed $700,000 in the aggregate.

Section 7.6.  Sale of Assets.    The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except as permitted in Section 7.3 and except for the following:

(a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b) the sale of inventory and Permitted Investments in the ordinary course of business;

(c) so long as no Default or Event of Default exists or would result therefrom sales of assets the proceeds of which are invested into the businesses of the Borrower and its Subsidiaries within 180 days after such assets are sold; and

(d) so long as no Default or Event of Default exists or would result therefrom and so long as the Borrower or a Subsidiary receives fair and reasonable consideration in cash for any such sale or other disposition, the sale or other disposition of such assets in an aggregate amount not to exceed $500,000 in any Fiscal Year.

In connection with any asset disposition permitted under this Section 7.6, the Administrative Agent is authorized to, and agrees to, execute, upon the Borrower’s request and at the Borrower’s sole cost and expense, such documents and instruments of release as the Borrower may reasonably request to evidence the release and termination of (a) any security interest or other lien of the Administrative Agent created pursuant to any of the Loan Documents in the assets that are the subject of such disposition and (b) the Guaranty with respect to any Subsidiary Loan Party, the capital stock of which is the subject of such disposition.

Section 7.7.  Transactions with Affiliates.    The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates and (c) any Restricted Payment permitted by Section 7.5.

Section 7.8.  Restrictive Agreements.    The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.9.  Sale and Leaseback Transactions.    The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10.  Hedging Transactions.    The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than (a) Hedging Transactions required by Section 5.10 and (b) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11.  Amendment to Material Documents.    The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under (a) its certificate of incorporation, bylaws or other organizational documents, or (b) the Foothill Warrant or any other warrant issued by the Borrower or any of its Subsidiaires.

Section 7.12.  Accounting Changes.    The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.  Events of Default.    If any of the following events (each an “Event of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) days; or

(c)  any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)  the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.2(a), 5.3 (with respect to the Borrower’s existence) or Articles VI or VII; or

(e)  any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)  the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

(g) the Borrower or any Subsidiary (other than a Non-Material Subsidiary) shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than a Non-Material Subsidiary) or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary (other than a Non-Material Subsidiary) or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) the Borrower or any Subsidiary (other than a Non-Material Subsidiary) shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000; or

(k) any judgment or order for the payment of money in excess of $1,000,000 in the aggregate, to the extent not covered by a third-party insurance carrier that has acknowledged coverage, shall be rendered against the Borrower or any Subsidiary (other than a Non-Material Subsidiary), and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) any non-monetary judgment or order shall be rendered against the Borrower or any (other than a Non-Material Subsidiary) Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) a Change in Control shall occur or exist; or

(n) except as a result of any asset disposition or other transaction expressly permitted by this Agreement, the Borrower shall own less than the percentage of the Capital Stock of any Guarantor that is its direct Subsidiary that the Borrower owns on or acquires after the Closing Date, or any Guarantor shall own less than the percentage of the Capital Stock of any other Guarantor that is its direct Subsidiary that such Guarantor owns on or acquires after the Closing Date; or

(o) any material provision of any Subsidiary Guaranty Agreement or any Security Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its Subsidiary Guaranty Agreement or any Security Document; or

(p) the Administrative Agent shall cease for any reason (other than failure to take action required on its part) to have a perfected, first priority Lien in and on any portion of the Collateral deemed material by the Administrative Agent; or

(q) any “Event of Default” as defined in any Loan Document has occurred and is continuing;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) with respect to the Borrower shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2.  Application of Proceeds from Collateral.    Notwithstanding any other provisions of this Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received (including by way of set-off) by the Administrative Agent or any Lender on account of amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows: first, to the fees, indemnities and reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Credit Documents, until the same shall have been paid in full, allocated pro rata in accordance with the respective unpaid fees, indemnities and expenses; second, to the reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Credit Documents, until the same shall have been paid in full, allocated pro rata among the Lenders based on their respective pro rata shares of the unpaid expenses; third, to accrued and unpaid interest and fees due and payable to the Lenders under the terms of this Agreement, until the same shall have been paid in full, allocated pro rata among the Lenders based on their respective pro rata shares of such unpaid interest and fees; fourth, to the aggregate outstanding principal amount of the Loans, the LC Exposure and the Net Mark-to-Market Exposure of Hedging Obligations incurred in connection with this Agreement, until the same shall have been paid in full, allocated pro rata among the Lenders and those Affiliates of Lenders that hold Net Mark-to-Market Exposure based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure and Net Mark-to-Market Exposure; provided, however, that all amounts allocated to the contingent LC Exposure pursuant to clause fourth shall be distributed to the Administrative Agent, rather than to any Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for such contingent LC Exposure, such account to be administered in accordance with Section 2.23(g).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.  Appointment of Administrative Agent.

(a)  Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)  The Issuing Bank shall act on behalf of the Lenders with Revolving Commitments with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Revolving Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.  Nature of Duties of Administrative Agent.    The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3.  Lack of Reliance on the Administrative Agent.    Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.  Certain Rights of the Administrative Agent.    If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.  Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.  The Administrative Agent in its Individual Capacity.    The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7.  Successor Administrative Agent.

(a)  The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)  Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8.  Authorization to Execute other Loan Documents.    Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement, including without limitation all Security Documents.

ARTICLE X

MISCELLANEOUS

Section 10.1.  Notices.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	MAPICS, Inc.
1000 Windward Concourse Parkway, Suite 100
Alpharetta, Georgia 30005
Attention: Chief Financial Officer
Telephone Number: (678) 319-8359
Telecopy Number: (678) 319-8445

with a copy to:	MAPICS, Inc.
1000 Windward Concourse Parkway, Suite 100
Alpharetta, Georgia 30005

Attention: General Counsel
Telephone Number: (678) 319-8487
Telecopy Number: (678) 319-8949

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N. E.
Atlanta, Georgia 30308
Attention: Brian Peters, Managing Director
Telephone Number: (404) 827-6118
Telecopy Number: (404) 588-8833

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
xAttention: Ms. Hope Williams
Telecopy Number: (404) 658-4906

and

King & Spalding
x191 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attention: Carolyn Z. Alford
Telecopy Number: (404) 572-5100

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
Atlanta, Georgia 30303
Attention: Michael E. Sullivan
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Ms. Hope Williams
Telecopy Number: (404) 658-4906

To any other Lender:	the address set forth on Annex I, or the most recent Assignment and Acceptance Agreement executed by such Lender and delivered to the Administrative Agent and the Borrower

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Bank shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2.  Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the

Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, (excluding, in each case, any of the foregoing changes with respect to Section 2.13) without the written consent of each Lender affected thereby, (iv) change Section 2.22 (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender; provided, further, that the definitions of “Borrowing Base” and “Required Revolving Lenders” may only be amended if in writing and signed by the Required Revolving Lenders and the Borrower (without any requirement that the Required Lenders sign such amendment); provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Bank or the Issuing Bank without the prior written consent of such Person.

Section 10.3.  Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), but excluding any expenses incurred solely in connection with the purchase of any assignment or participation by a Lender, (ii) all reasonable out-of-pocket expenses actually incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) actually incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses actually incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be actually incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, an amount equal to the unpaid amount multiplied by such Lender’s Pro Rata Share of all Commitments and the Term A Loan (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4.  Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Commitment or the Term A Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the Revolving Commitments (and related Revolving Credit Exposure) and the Term A Loans on a non-pro rata basis, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $1,000, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon (i) the execution and delivery of the Assignment and Acceptance by the assigning Lender and assignee Lender, (ii) acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, (iii) consent thereof from the Borrower to the extent required pursuant to this clause (b) and (iv) if such assignee Lender is a Foreign Lender, compliance by such Person with Section 2.21(e), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement, and in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (other than a consent to an assignment reasonably if at the time of the assignment, the assignee would be entitled to be reimbursement for taxes pursuant to Section 2.21

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(d) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Bank or the Issuing Bank sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Swingline Bank, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all Collateral securing any of the Obligations. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.19 and Section 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(e) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.  Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Northern District of Georgia, and of any state court of the State of Georgia located in Fulton County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.  WAIVER OF JURY TRIAL.    EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING AMONG THE PARTIES HERETO DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.  Right of Setoff.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank.

Section 10.8.  Counterparts; Integration.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9.  Survival.    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, 2.21, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof, with respect to any matters that arose prior to the date of termination of this Agreement. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10.  Severability.    Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.  Confidentiality.    Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any Projections and other information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, to the extent that such Persons need such information in connection with their services related to this Agreement, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12.  Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.13.  Waiver of Effect of Corporate Seal.    The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MAPICS, INC.

By:	/s/ MICHAEL J. CASEY
Name: Michael J. Casey Title: Chief Financial Officer

SUNTRUST BANK, as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ BRIAN A. PETERS
Brian A. Peters Managing Director

KEY CORPORATE CAPITAL INC.

By:	/s/ JEFF KALINOWSKI
Name: Jeff Kalinowski Title: Vice President

FIFTH THIRD BANK

By:	/s/ DAVID R. COCHRAN
Name: David R. Cochran Title: Vice President

[SIGNATURE PAGE TO

REVOLVING CREDIT AND TERM LOAN AGREEMENT]

Annex I

COMMITMENTS AND ADDRESSES FOR NOTICES

Lender	Revolving Commitment	Term A Loan Commitment	Address
SunTrust Bank	$7,500,000	$7,500,000	See Section 10.1

Key Corporate Capital Inc.	$3,750,000	$3,750,000

Fifth Third Bank	$3,750,000	$3,750,000

Schedule I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	Less than 0.25:1.00	2.50% per annum	1.00% per annum

II	Greater than or equal to 0.25:1.00 but less than 0.75:1.00	2.75% per annum	1.25% per annum

III	Greater than or equal to 0.75:1.0	3.00% per annum	1.50% per annum

Schedule I-2

SCHEDULE 4.5

ENVIRONMENTAL MATTERS

SCHEDULE 4.14

SUBSIDIARIES

SCHEDULE 7.1

OUTSTANDING INDEBTEDNESS

SCHEDULE 7.2

EXISTING LIENS

SCHEDULE 7.4

EXISTING INVESTMENTS